Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 15, 2007, in the Registration Statement (Form S-3 Nos. 333-146472, 333-75455, and 333-137974, and Form S-8 Nos. 33-41131, including post effective amendments No. 1 and No. 2, 33-56565, 33-56563, 333-29375, 333-16969, 333-44675, 333-86783, 333-131487, 333-69455, and 333-90386) and to the inclusion herein of our report dated March 15, 2007 with respect to the financial statements of Burt’s Bees Inc. for the years ended December 31, 2006 and 2005 included in the Form 8-K of The Clorox Company for 2008 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Raleigh, North Carolina February 11, 2008